Exhibit (b)(4)(f)(2)

The Northwestern Mutual Life Insurance Company agrees to pay a monthly life income to the Annuitant, subject to the terms and conditions of this contract. Signed at Milwaukee, Wisconsin on the Date of Issue.

CHAIRMAN AND C.E.O.

SECRETARY

Immediate Variable Annuity-Account A

Variable monthly income benefits

Nonparticipating

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO AMOUNT.

Right To Return Contract - Please examine this contract carefully. The Owner may return the contract for any reason within ten days after receiving it. If returned, the contract will be cancelled and The Northwestern Mutual Life Insurance Company will refund the sum of (a) the difference between the considerations paid and the amounts, if any, allocated to the Separate Account plus (b) the value of the contract on the effective date of return.

LL V 2A	THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY - MILWAUKEE

ANNUITANT	JOHN J. DOE	AGE AND SEX	65 MALE

CONTRACT DATE	JULY 1, 1981	CONTRACT NUMBER	V 000 021

PLAN	IMMEDIATE VARIABLE ANNUITY AT 65

LL V 2A

This policy is a legal contract between the Owner and The Northwestern Mutual Life Insurance Company.

Read your policy carefully.

Guide To Contract Provisions

ENDORSEMENTS

To be made only by the Company at the Home Office

LL V 2A

SCHEDULE OF BENEFITS AND CONSIDERATIONS

DATE OF ISSUE JULY 1, 1981

THE SINGLE CONSIDERATION IS $10,000. THE NET CONSIDERATION IS $9,970.00.

$9,970.00 IS APPLIED UNDER A VARIABLE PAYMENT PLAN FOR A SINGLE LIFE INCOME PLAN (OPTION C) WITH 10 YEAR CERTAIN PERIOD.

FIRST PAYMENT SHALL BE $64.71 ALLOCATED AS FOLLOWS:

FIRST PAYMENT (STOCK DIVISION)	$12.94
FIRST PAYMENT (BOND DIVISION)	12.94
FIRST PAYMENT (MONEY MARKET DIVISION)	12.94
FIRST PAYMENT (MULTIPLE INVESTMENT DIVISION)	25.89

THE ASSUMED INVESTMENT RATE FOR VARIABLE PAYMENTS IS 3 1/2%. THE DAILY ADJUSTMENT FACTOR IS .99990575.

DIRECT BENEFICIARY	JANE K. DOE, WIFE OF THE ANNUITANT

OWNER	NAMED IN THE APPLICATION

ANNUITANT	JOHN J. DOE	AGE AND SEX	65 MALE

CONTRACT DATE	JULY 1, 1981	CONTRACT NUMBER	V 000 021

PLAN	IMMEDIATE VARIABLE ANNUITY AT 65

LL V 2A

SECTION 1. SEPARATE ACCOUNT

1.1	VARIABLE ANNUITY ACCOUNT A

The Separate Account (“NML Variable Annuity Account A”) and its four divisions have been established by the Company pursuant to Wisconsin law relating to separate investment accounts. Interests in the Separate Account are represented by Annuity Units, as described in Section 2.1.

The Separate Account is comprised of the Stock, Bond, Money Market and Multiple Investment Divisions. Assets allocated to the Stock, Bond, Money Market and Multiple Investment Divisions are invested in shares of NML Stock Fund, Inc., NML Bond Fund, Inc., NML Money Market Fund, Inc., and NML One Fund, Inc., respectively (the “Funds”). Each Fund is an investment company registered under the Investment Company Act of 1940. Shares of each Fund are purchased for the Separate Account at their net asset value.

Assets of the Separate Account are owned by the Company and the Company is not a trustee with respect thereto. The Company may from time to time adjust the amount of assets contained in the Separate Account, by periodic withdrawals or additions, to reflect the contract deductions and the Company’s reserves for this and other similar contracts.

1.2	VALUATION DATE

A valuation date is any day on which the assets of the Separate Account are valued. Assets are valued as of the time of close of trading on the New York Stock Exchange for each day the Exchange is open.

1.3	SUBSTITUTION AND CHANGE

Pursuant to the authority of the Board of Trustees of the Company:

a.	the assets of a Division may be invested in securities other than shares of the Fund(s) as a substitute for those shares already purchased or as the securities to be purchased in the future; or

b.	the provisions of the contracts may be modified to comply with any applicable federal or state laws.

In the event of any substitution or change, the Company may make appropriate endorsement on this and other contracts having an interest in the Separate Account and take other actions as may be necessary to effect the substitution or change.

SECTION 2. ANNUITY UNITS

2.1	DEFINITION OF ANNUITY UNITS

The interest of this contract in the Separate Account is represented by Annuity Units. The dollar value of Annuity Units for each Division will increase or decrease to reflect the investment experience of the Division. The value of an Annuity Unit in each Division was established at $1.00 on the date operations began for the Division. The value of an Annuity Unit on any subsequent valuation date is determined by multiplying the Annuity Unit value on the immediately preceding valuation date by:

a.	the Net Investment Factor for the period from the immediately preceding valuation date to and including the current valuation date (the current period) for the Division; and

b.	the Daily Adjustment Factor (shown on page 3) raised to a power equal to the number of days in the current period to reflect the Assumed Investment Rate (shown on page 3) used in calculating the monthly payment rate.

2.2	NET INVESTMENT FACTOR

For each Division of the Separate Account, the Net Investment Factor for the current period is 1.000000 plus the net investment rate. The net investment rate for the current period is equal to the gross investment rate for the Division expressed in decimal form to six places, and reduced on each valuation date by charges at an annual rate of not more than 1 1/2% for annuity rate and expense guarantees. The Company may establish lower periodic charges from time to time.

The gross investment rate for the current period for each Division is equal to a. divided by b. where:

a.	is the investment income of the Division for the current period,

(1)	plus capital gains and minus capital losses for the period, whether realized or unrealized, on the assets of the Division, less

(2)	a deduction for any tax liability paid or reserved for by the Company resulting from the maintenance or operation of the Division, and less

(3)	any reasonable expenses paid or reserved for by the Company which result from a substitution of other securities for shares of the Fund(s) as set forth in Section 1.3; and

b.	is the value of the assets in the Division at the close of business on the immediately preceding valuation date.

The gross investment rate may be positive or negative. The deduction for any tax liability may be charged proportionately against those contracts to which such liability is attributable by an appropriate reduction in the gross investment rate for those contracts.

LL V 2A

Revised

SECTION 3. REPORTS

3.1	REPORTS TO PAYEES

Each payee will receive periodic reports relating to the Funds. The Company will also send the payee at least once each contract year a statement of the investments held by the Separate Account.

SECTION 4. CONTRACT RIGHTS

4.1	THE CONTRACT

The entire contract consists of this contract and the application or request for exchange or transfer, a copy of which is attached when the contract is issued. All statements in the application or request for exchange or transfer are representations and not warranties. No statement will cause this contract to be rescinded or be used in defense of a claim under it unless contained in the application or request for exchange or transfer.

No change in this contract is valid unless approved by an officer of the Company. The Company may require that the contract be submitted for endorsement to show a change. No agent has authority to change the contract or to waive any of its provisions.

All payments made by the Company under this contract are payable at its Home Office.

Contract months, years and anniversaries shall be computed from the Contract Date. The Contract Date is shown on page 3.

4.2	EXERCISE OF RIGHTS

Contract rights shall be exercised only by a proper request in writing. All requests must be filed at the Home Office and must be endorsed on this contract unless the Company waives endorsement.

4.3	TRANSFERABILITY RESTRICTIONS

Notwithstanding any other provisions of this contract, the Annuitant may not transfer his contract rights and privileges to any other person or persons nor may this contract be sold, assigned or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to anyone other than the Company.

SECTION 5. GENERAL

5.1	GUARANTEES

The Company guarantees that mortality and expense results shall not adversely affect the amount of variable payments.

5.2	VALUATION OF ASSETS

The value of the shares of each Fund held in the Separate Account on each valuation date will be the redemption value of the shares on that date. If the right to redeem shares of a Fund has been suspended, or payment of the redemption value has been postponed, the shares held in the Separate Account (and Annuity Units) may be valued at fair value as determined in good faith by the Board of Trustees of the Company for the sole purpose of computing annuity payments.

5.3	DETERMINATION OF VALUES

The method of determination by the Company of the Net Investment Factor, and the number and value of Annuity Units, shall be conclusive upon the Annuitant and any beneficiary.

5.4	DEFERMENT OF BENEFIT PAYMENTS

The Company reserves the right to defer determination of the withdrawal value of this contract, or the payment of benefits, until after the end of any period during which the right to redeem shares of a Fund is suspended, or payment of the redemption value is postponed. Any deferment would be in accordance with the provisions of the Investment Company Act of 1940 by reason of closing of, or restriction of trading on, the New York Stock Exchange, or other emergency, or as otherwise permitted by the Act. In addition, the Company reserves the right to defer payment of the withdrawal value until seven days after the end of any deferment in the determination of contract values.

5.5	INCONTESTABILITY

This contract will not be contested by the Company after it has been in force during the lifetime of the Annuitant for two years from the Date of Issue. The Date of Issue is shown on page 3.

LL V 2A

5.6	PROOF OF SURVIVAL

As a condition of making payment under this contract, the Company will have the right to require due proof that the Annuitant or joint Annuitant, if any, is living on the due date of any life income payment.

5.7	MISSTATEMENT OF AGE OR SEX

If the age or sex of the Annuitant or Joint Annuitant has been misstated, the amount payable will be limited to the amount which the consideration paid would have purchased at the correct age or sex.

SECTION 6. BENEFICIARIES

6.1	DESIGNATION AND CHANGE OF BENEFICIARIES

a. By Annuitant. The Annuitant may designate and change beneficiaries of unpaid installments for the specified period of an Installment Income Plan (Option B) or the certain period of a Life Income Plan (Option C or E).

b. By Joint Annuitant. A Joint Annuitant may designate and change beneficiaries if, at any time after the death of the Annuitant, no beneficiary designated by the Annuitant is living.

c. Effective Date. Any designation or change of beneficiary will be made by the filing and recording at the Home Office of a written request satisfactory to the Company. Unless waived by the Company, the request must be endorsed on the contract. Upon the recording, the request will take effect as of the date it was signed. The Company will not be held responsible for any payment or other action taken by it before the recording of the request.

6.2	SUCCESSION IN INTEREST OF BENEFICIARIES

Upon the death of the Annuitant, or the survivor of the Annuitant and Joint Annuitant, the remaining benefits of this contract will be payable in equal shares to the beneficiaries who survive and receive payment. The unpaid share of any beneficiary who dies while receiving payment will be payable in equal shares to the beneficiaries who survive and receive payment.

At the death of the last surviving beneficiary, the withdrawal value of payments due or to become due will be paid in one sum to the executors or administrators of the last to survive of the Annuitant, the Joint Annuitant and the beneficiaries.

A beneficiary succeeding to an interest in a payment plan will continue under such plan subject to its terms, with the right of transfer between payment plans and of withdrawal under payment plans as provided in this contract.

6.3	CLAIMS OF CREDITORS

So far as permitted by law, no amount payable under this contract will be subject to the claims of creditors of the payee.

LL V 2, LL V 2A, LL V 2B

SECTION 7. VARIABLE PAYMENT PLANS

7.1	DESCRIPTION OF VARIABLE PAYMENT PLANS

a. Installment Income Specified Period (Option B)

The Company will make monthly installment income payments providing for payment of benefits over a specified period of one to 30 years.

b. Life Income Plans

(1)	Single Life Income (Option C)

The Company will make monthly payments for the selected certain period, if any, and thereafter during the remaining lifetime of the individual upon whose life income payments depend. The selections available are: (a) no certain period; or (b) a certain period of 10 or 20 years.

(2)	Joint and Survivor Life Income (Option E)

The Company will make monthly payments for a 10 year certain period and thereafter during the joint lifetime of the two individuals upon whose lives income payments depend and continuing during the remaining lifetime of the survivor.

The Company may from time to time also make available other variable payment plans, with provisions and rates as published by the Company for those plans.

7.2	PAYMENTS UNDER VARIABLE PAYMENT PLANS

a. First Payment. The First Payment is due as of the Contract Date and will be paid promptly after that date.

The amount of the First Payment, as shown on page 3, is the sum of the payments from each Division.

b. Number of Annuity Units. The number of Annuity Units in each Division is determined by dividing the amount of the First Payment from that Division by the Annuity Unit value for the Division at the close of business on the valuation date on which the consideration is received at the Home Office or the request for exchange or transfer becomes effective. The number of Annuity Units will not be changed by any subsequent change in the dollar value of Annuity Units.

c. Subsequent Variable Payments. The amount of subsequent payments will increase or decrease according to the value of Annuity Units which reflect the investment experience of the Divisions.

The amount of subsequent variable payments is the sum of payments from each Division determined by multiplying the fixed number of Annuity Units by the value of an Annuity Unit on:

(1)	the fifth valuation date prior to the payment due date if the payment due date is a valuation date; or

(2)	the sixth valuation date prior to the payment due date if the payment due date is not a valuation date.

7.3	TRANSFER BETWEEN VARIABLE PAYMENT PLANS

A payee or the joint payees receiving payments under this contract may:

a.	transfer Annuity Units from one Division to another, subject to any changes as the Company may determine. The number of Annuity Units in each Division will be adjusted to reflect the respective value of the Annuity Units in the Division. Transfers from the Money Market Division may be made at any time. No transfers from the other Divisions may be made within 90 days of the Contract Date or within 90 days from the effective date of the last transfer; or

b.	transfer from an Installment Income Plan (Option B) to either form of the Life Income Plan (Option C or E).

Other transfers may be permitted subject to limitations and conditions as the Company may reasonably determine. The effective date of transfer will be the valuation date coincident with or next following the date on which a satisfactory transfer request is received at the Home Office, or a later date if requested.

7.4	WITHDRAWAL UNDER VARIABLE PAYMENT PLANS

Withdrawal of the present value of any unpaid income payments may be elected at any time by the Annuitant or beneficiary, except that withdrawal may not be elected under a Life Income Plan (Option C or E) until the death of all individuals upon whose lives income payments depend.

The withdrawal value under the Installment Income Plan (Option B) will be the present value of any unpaid payments less a Withdrawal Charge, if withdrawal is made within five years of the Contract Date. The withdrawal value under a Life Income Plan (Option C or E), where available, will be the present value of any unpaid payments for the certain period with no Withdrawal Charge applicable.

The Withdrawal Charge will be 8% of the lesser of:

a.	the value of the amount withdrawn; or

b.	the consideration paid for the contract, less any amounts previously withdrawn and payments previously received.

Present values will be based on interest at the Assumed Investment Rate used in calculating the amount of variable payments. The amount of variable payments used in calculating the present value of unpaid payments will be determined by multiplying the number of Annuity Units by the value of an Annuity Unit on the effective date of withdrawal.

The effective date of withdrawal will be the valuation date coincident with or next following the date on which a satisfactory withdrawal request is received at the Home Office, or a later date if requested.

LL V 2A, LL V 2B

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY-MILWAUKEE It is recommended that you ...

read your policy.

notify your NML agent or the Company at 720 E. Wisconsin Avenue,

Milwaukee, Wis. 53202, of an address change.

call your NML agent for information —

particularly on a suggestion

to terminate or exchange this policy

for another policy or plan.

Immediate Variable Annuity-Account A

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO AMOUNT.

LL V 2A

July 1, 1981